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                                   Exhibit 11
                        Peritus Software Services, Inc.
      Statement re computation of unaudited pro forma net income (loss)
                               per common share
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


                                                                            Three Months Ended            Six Months Ended
                                                                                 June 30,                     June 30,
                                                                        ---------------------------  ---------------------------
                                                                            1997          1996           1997          1996
                                                                        ------------  -------------  ------------  -------------

Net income (loss), as reported                                          $   438,000    $(2,465,000)  $   844,000    $(5,177,000)

Preferred stock preference items:

Accrual of cumulative dividends on Series A and Series B
  redeemable convertible preferred stock                                   (444,000)      (182,000)     (677,000)      (213,000)

Accretion to redemption value of Series A and Series B
  redeemable convertible preferred stock                                        --         (43,000)          --         (51,000)

Accretion to redemption of redeemable  common stock rights                  (31,000)       (18,000)      (57,000)       (21,000)
                                                                        -----------    -----------   -----------    -----------
Total preferred stock preference items                                     (475,000)      (243,000)     (734,000)      (285,000)
                                                                        -----------    -----------   -----------    -----------
Net income (loss) attributable to common stockholders                   $   (37,000)   $(2,708,000)  $   110,000    $(5,462,000)
                                                                        -----------    -----------   -----------    -----------
Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                        6,000,387      5,877,866     5,944,262      5,851,785
B. Shares attributable to convertible preferred stock
   outstanding                                                            1,903,525      1,903,525     1,903,525        951,763
C. Shares attributable to common stock equivalents                        4,837,852            --      3,227,971            --
D. Shares pursuant to APB 15. Paragraph 38(a)                                   --       3,301,447     1,650,723      3,301,447
                                                                        -----------    -----------   -----------    -----------
Shares used in computing unaudited pro
   forma net income (loss) per share                                     12,741,764     11,082,838    12,726,481     10,104,995
                                                                        -----------    -----------   -----------    -----------
Unaudited pro forma net income (loss) per share                               $0.03         $(0.22)        $0.07         $(0.51)
                                                                        ===========    ===========   ===========    ===========
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